P.O. Box 291, St. Peter Port, Guernsey, GY1 3RR, British Isles
Telephone    +44 1481 729 980
Fax Phone    +44 1481 729 982
Mr. Anthony J. Perry
10 Penzance Place
London
W11 4PA
March 26, 2008
Dear Anthony,
CanArgo Energy Corporation (the “Company”)
I am pleased to confirm the decision of the Company’s board of directors (the “Board”) to invite you to become a non-executive director of the Company. The terms of the appointment are as follows:
1	You will be required to attend annual and extraordinary general meetings of the Company as requested and all full Board meetings. Board meetings are usually held six times a year and are usually held at the Company’s head office in Guernsey or at such other place as shall be determined by the Board. You may also be requested to attend additional meetings or undertake non-executive assignments from time to time.
2	In this letter “Group” means the Company, any holding company or undertaking of the Company and any subsidiaries and subsidiary undertakings of the Company or such holding company or undertaking.
3	You will also be required to serve as a member of the Company’s audit committee. There are four audit committee meetings held per annum. You may also be required to serve as a member of the Company’s compensation committee. You will be provided with a schedule of committee meetings
4	You will normally be required to provide your services as a non-executive director for approximately 12 (twelve) days per annum. By accepting this appointment you have confirmed that you are able to allocate sufficient time to meet the expectations of your role.
5	Information about how the Board works in practice and the authorities delegated by the Board to the various committees under it can be obtained from the Company Secretary.

6	You will be expected to bring an independent judgement to bear at meetings on issues of strategy, performance, resources and standards of conduct. You understand and accept the obligation of a director not to put himself in a position where his own interests are in conflict with those of the Company. You must immediately disclose to the Board any interest you have from time to time in any trade, business or occupation whatsoever that is in any way similar to any of those in which the Company or any group company is involved.
7	Non-executive directors have the same legal responsibilities to the Company as the executive directors. As a whole the Board is responsible for:
(a)	providing entrepreneurial leadership to the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;
(b)	setting strategic aims, ensuring that the necessary financial and human resources are in place to meet those aims and reviewing management performance; and
(c)	setting the Company’s values and standards and ensuring that its obligations to its shareholders and others are understood and met.
8	In addition to these requirements in your role as non-executive you will be expected to:
(a) constructively challenge and help develop proposals on strategy;
(b)	scrutinise the performance of the management of the Company in meeting agreed goals and objectives and monitor management reporting of performance;
(c)	satisfy yourself on the integrity of financial information and that financial controls and systems of risk management are robust and defensible; and
(d)	be responsible for determining the appropriate levels of remuneration for executive directors and have a role in appointing, and where necessary removing, executive directors and considering succession planning.
9	Your appointment shall commence with effect from April 1, 2008. Your appointment may be terminated in accordance with the Company’s Constitution or pursuant to paragraph 15 below or if you are not re-elected to the Board either at the first AGM following your appointment or at any AGM at which you are required to stand for re-appointment. In the event that you are removed as a director pursuant to paragraph 15 (or that you resign as a director in circumstances where a conflict or potential conflict of interest has arisen as referred to in paragraph 15) your appointment shall cease on the date of such removal or resignation (and, for the avoidance of doubt, no fees shall be paid to you in respect of the period from the date of such removal or resignation). In the event that you are not re-elected to the Board at any AGM, your appointment shall terminate with effect from that date (and, for the avoidance of doubt, no fees shall be paid to you in respect of the period from the date of such termination). In addition, either party may terminate your appointment at any time on giving six month’s prior written notice and subject to compliance with the Company’s Constitution and the relevant law. The Company reserves the right at its sole discretion to terminate the appointment immediately either instead of or at any time after notice of termination is given by either party and to make a payment in lieu of notice. For this purpose, pay in lieu of notice will be a sum equal to the fees that you would have received during the period of notice outstanding on the termination of your appointment.

10	Your fee will be £50,000 per annum, payable quarterly in arrears and will be reviewed annually. If you undertake any additional assignments for the Company, your fees will be as agreed with the Company in respect of each assignment. In the event that the Company is not required to deduct income tax, national insurance or any other tax from the fee(s), the Company shall not be liable to make any such deductions from the fee(s) and shall pay the fee(s) to you without such deduction, and you shall be solely responsible for payment of any such taxes. In the event that the Company is required to deduct income tax, national insurance or any other tax from the fee(s) (e.g. in the event that the Company is required to operate PAYE), the Company shall be entitled to deduct such taxes from the fee(s).
11	You shall indemnify and keep indemnified the Company for all time on demand from and against any and all costs, claims, penalties, liabilities and expenses incurred by the Company in respect of tax, national insurance, VAT or other contributions due in relation to the payment of your fee.
12	The Company will reimburse you for the reasonable travelling and subsistence expenses you incur in performing your duties, subject to the production of satisfactory proof of expenditure.
13	During your appointment, you will have access to confidential information regarding the business and financial affairs of the Group and the Group’s clients. You must not (except in the proper performance of your duties) while a director of the Company or at any time (without limit) after ceasing to be a director of the Company:
(a)	divulge or communicate to any person;
(b)	use for your own purposes or for any purposes other than those of the Company or any Group company or, as appropriate, any of its or their clients; or
(c)	through any failure to exercise due care and diligence, cause any unauthorised disclosure of;
(d)	any trade secrets or confidential information relating to the Company or any Group company or any of its or their clients. You must at all times use your reasonable endeavours to prevent publication or disclosure of any trade secrets or confidential information. These restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default by you.
14	All documentation relating to the business of the Company and any Group company or any of its or their clients (and any copies of the same) shall be and remain the property of the Company or the relevant Group company or client. This will include notes, memoranda, records, lists of customers, suppliers and employees, correspondence, computer and other discs and tapes and other material (whether made or created by you and in whatever medium or format). Please ensure that you return all property of the Company and any Group company or clients on demand and in any event on the termination of your appointment.

15	During the term of your appointment and for a period of six months after the end of your appointment you will not without the written consent of the Board (which shall not be unreasonably withheld) directly or indirectly be engaged, concerned or interested in any capacity, in any business which is or seeks to be in competition with the business carried on by the Company or any other member of the Group (except as a holder of not more than three per cent of the issued shares or securities of any company which is listed or dealt in on any recognised stock exchange).
16	You must comply in all respects with every rule of law, including, for the avoidance of doubt, the rules adopted by the Company and/or any regulatory authority in relation to dealings by directors in shares of the Company and any regulations or rules made by the Board from time to time.
17	The Company confirms that it has in place directors’ and officers’ insurance.
Please sign and return the enclosed copy of this letter confirming that you agree to these terms of your appointment.
Yours sincerely
Vincent McDonnell
Chairman, President
& Chief Executive Officer
for and on behalf of
CanArgo Energy Corporation
I have read and agree to the terms of my appointment as a non-executive director of CanArgo Energy Corporation as set out in this letter.
.................................................      .................................................2008
Signed:                                           Date: